EXHIBIT 23(a)

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement/Prospectus of Republic Security Financial Corporation and First Palm Beach Bancorp, Inc. which is made part of Amendment No. 3 to the Registration Statement (Form S-4) for the registration of shares of Republic Security Financial Corporation common stock and to the incorporation by reference therein of our report dated February 16, 1998, except for the first and second paragraphs of Note 20 as to which dates are March 9, 1998 and March 19, 1998, respectively, with respect to the consolidated financial statements of Republic Security Financial Corporation and Subsidiaries included in its Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Comission.

                                               /s/ ERNST & YOUNG LLP

West Palm Beach, Florida
Sepember 25, 1998